AMENDMENT TO PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS


     This Amendment to Purchase Agreement And Escrow Instructions
(the "Amendment") is made as of March 11, 1998 by and between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and ARDEN REALTY, INC., a Maryland corporation ("Buyer").

RECITALS

     1. Buyer and Seller have entered into that certain Purchase Agreement And Escrow Instructions dated as of January 30, 1998 regarding the purchase by Buyer of certain real property consisting of approximately .53 acres located within the area commonly referred to as Howard Hughes Center (the "Center") and described in said Purchase Agreement And Escrow Instructions as the location of the Spectrum Club (the "Purchase Agreement").

     2. The parties desire to amend the Purchase Agreement as hereinafter provided.

     NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration the receipt of which is hereby acknowledged, Buyer and Seller hereby agree to amend the Purchase Agreement as follows.

     1. Definitions. All capitalized terms in this Amendment shall have the meanings set forth herein or in the Purchase
Agreement, and all references to "Sections" shall be to Sections of the Purchase Agreement.

     2. Amendment to Section 4. The first paragraph of Section 4 is amended and restated in its entirety as follows:

     "The purchase price for the Property, the Personal
               Property and the Intangible Property (the
               "Purchase Price") shall be Ten Million
               Dollars ($10,000,000)."

     3.        Exercise of Right of First Offer Under Ground Lease.
Buyer and Seller acknowledge that the Club Owner has exercised its right of first offer under Section 52 of the Ground Lease to acquire the Property. Buyer shall acquire the Property subject to the Club Owner's exercise of such right. In that connection, Seller shall cooperate with Buyer in endeavoring to have Seller enter into, prior to the Closing, a purchase and sale agreement with the Club Owner covering the Club Owner's purchase of the Property for the same price as the Purchase Price (the "Club Purchase Agreement"); provided, however, that neither agreement by the Club Owner to the Club Purchase Agreement nor the execution thereof by the Club Owner shall be a condition to Buyer's obligations under the Purchase Agreement. Any Club Purchase Agreement (or Parking Easement Agreement in connection therewith) shall in all events be subject to Buyer's approval. Buyer shall acquire the Property subject to the terms and conditions of the Club Purchase Agreement if such Agreement is executed by the Club Owner prior to the Closing.

     4. Seller's Indemnity Regarding Club Owner. Seller hereby agrees to indemnify and defend (with counsel reasonably acceptable to Buyer), and hold Buyer, its successors and assigns, harmless from and against and to reimburse Buyer with respect to any loss, cost, expense or liability incurred by Buyer in connection with any claim that Buyer's offer to purchase the Property was not a bona fide, good faith offer arrived at independently by Buyer and at arms length with Seller or otherwise does not comply with or violates the applicable provisions of the Ground Lease, and any claim relating to any other matter raised by Club Owner's Counsel in his letter to Seller dated February 17, 1998, a copy of which is attached hereto as Exhibit A (any and all such claims being referred to hereinafter collectively as "Claims"). Seller agrees that if any Claims are brought, Seller will not unreasonably withhold its consent to any settlement proposal which may be approved by Club
Owner and Buyer; provided, however, that the $2 million limit on Seller's indemnification obligation hereunder, as described below, shall not be affected by any such withholding of consent by Seller, whether reasonable or unreasonable. Seller's obligation to pay for the costs of the defense of any such Claims by Club Owner shall not exceed $150,000 plus one-half (1/2) of such costs of defense in excess of $150,000 (with the other 1/2 being paid by Buyer) unless Seller rejects any good faith, bona fide settlement offer acceptable to Buyer and Club Owner in which case Seller shall be responsible for all costs and expenses incurred in connection with the defense of such Claims. However, under no circumstances shall Seller's indemnification obligation, as described above, exceed $2 million, exclusive of the costs of defending such Claims. Such indemnification obligation shall be secured by $2 million of the Purchase Price which shall remain in Escrow after the Closing (the "Withheld Purchase Price") pursuant to escrow instructions to be reasonably agreed upon by Seller, Buyer and Escrow Holder. The Withheld Purchase Price shall be retained in Escrow until the earlier to occur of (i) the Club
Owner's purchase of the Property pursuant to Club Purchase
Agreement or any other agreement with Buyer (with appropriate releases of any Claims satisfactory to Buyer), (ii) Buyer's receipt from Club Owner of a release of the Claims in form and substance satisfactory to Buyer, or (iii) March 31, 1999.

     5. Buyer's Approval of Conditions Set Forth in Section 6(a) and 6(b). Buyer hereby approves the conditions set forth in Sections 6(a) and 6(b); provided, however, it shall be a condition to Buyer's and Seller's obligation to complete the purchase and sale of the Property (which condition may be waived by Buyer and, if so waived, shall also be waived by Seller) that at closing Buyer receives a title policy in the form attached to that certain letter from Buyer's counsel of even date herewith.
As a result of such approval, and in accordance with the provisions of Section 4(i), the Deposit is now non-refundable, subject to the satisfaction of the conditions set forth in the Purchase Agreement, as amended hereby, and shall be credited towards the Purchase Price.

     6. Cooperation. Without limitation on the terms and conditions set forth in the Purchase Agreement, Seller shall deliver copies of all notices and material correspondence given or received by Seller from and after the date hereof and shall not give any consents or approvals with respect to the Property or enter into any new leases or contracts (or modify any existing lease or contract) without Buyer's consent, which shall not be unreasonably withheld. Seller and Buyer shall reasonably cooperate to assure an orderly transition at Closing.

     7. Assignment. Notwithstanding the provisions of the Purchase Agreement, Buyer shall have the right to assign its rights or interests in the Purchase Agreement without Seller's consent.

     8.        Contingency Date.  The Contingency Date under the
Purchase Agreement shall be March 12, 1998.

     9. Counterparts. This Amendment may be executed in one or more counterparts and may be executed by facsimile.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written and such date shall be deemed the date of this Amendment.

                              SELLER:
                              HOWARD HUGHES PROPERTIES
                              LIMITED PARTNERSHIP, a
                              Delaware limited partnership

                              By:  The Howard Hughes Corporation
                              (formerly known as Summa Corporation),
                              a Delaware corporation, its sole general
                              partner

                              By:/s/ Michael C. Inarchos
                              Its: Sr. V.P., General Counsel

                              BUYER:
                              ARDEN REALTY, INC., a Maryland corporation

                              By: /s/ Victor J. Coleman
                              Its: President and COO

                              ESCROW HOLDER:

                              Acknowledged and accepted this
                              _____ day of March, 1998.


                              STEWART TITLE COMPANY
                              By:/s/ Dody Laney
                              Its: Sr. Escrow Officer